Exhibit 10.10

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of May 3, 2016 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and ROGER JEWKES (the “Employee”) and amends that certain Employment Agreement dated as of March 2, 2016 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 10(c) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Termination due to Death or Disability. If the Employee’s employment is terminated during the Employment Term due to death or by the Company due to Employee’s Disability, the Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifty (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus Opportunity has yet been determined multiplied by the percentage of the calendar year completed before the Date of Termination. Additionally, subject to Section 27(b) hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company and Black Knight Financial Services, Inc. that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable.”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC. By: __________________________ Its: Co-Chief Operating Officer
ROGER JEWKES ______________________________